Exhibit 10.22

Dated 8 January 2019

(1) WARNER/CHAPPELL MUSIC LIMITED

and

(2) GUY MOOT

SERVICE AGREEMENT

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THIS AGREEMENT is made on 8 January 2019

BETWEEN:-

(1)	WARNER/CHAPPELL MUSIC LIMITED (registered number 00488466) whose registered office is Cannon Place, 78 Cannon Street, London, EC4N 6AF (the “Company”)

(2)	GUY MOOT of 26 Blenheim Terrace, London, NW8 0EG (the “Executive”)

1.	EMPLOYMENT

1.1

It is agreed that the Executive will be employed by the Company in Greater London during the Term (as defined below), save that if the executive to whom the Executive reports (currently Steve Cooper) determines in good faith, after meaningful consultation with the Executive, that it is in the best interests of the Company for the Executive to relocate to Los Angeles, California, the Executive shall be notified by Company that he is required to relocate and the Executive shall relocate to Los Angeles, California (the “Relocation”). In such event, the Relocation shall take place (subject to payment of the Relocation Costs in clause 5.8 below) and with effect from the date of the Relocation, this Agreement shall terminate and the Agreement signed between the Executive and Warner/Chappell Music, Inc. shall operate in respect of the Executive’s employment with Warner/Chappell Music in Los Angeles, California. The Relocation is likely to take place around July/August 2020, on such date as is determined in good faith by the executive to whom the Executive reports after meaningful consultation with the Executive taking into account the academic calendar for the Executive’s dependent children (“the Relocation Date”), save that it is agreed that if the Executive requests that the Relocation Date should take place earlier around July/August 2019 or around December 2019, the Relocation Date will take place on such earlier date as is determined in good faith by the executive to whom the Executive reports after meaningful consultation with the Executive. For the avoidance of doubt, it is agreed that the termination of this Agreement by reason of the Relocation shall not constitute a termination by the Company for the purposes of clause 2.4 below.

1.2

The Company shall employ the Executive and the Executive shall act as Co-Chair and Chief Executive Officer Warner/Chappell Music. In such capacity, the Executive shall be the most senior executive of the Warner Music Group’s Music Publishing division, Warner/Chappell Music. Warner/Chappell Music’s A&R, Creative, Production Music and Broadcast Music functions and the heads of Warner/Chappell’s Music’s affiliated operating companies throughout the world (e.g., Warner/Chappell Music France S.A.S.) shall report solely and directly to the Executive. Warner/Chappell Music’s Company

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P&L, Business Affairs, Budget Management, Deal Making, M&A, Business Strategy and Priorities & Roadmap functions shall report jointly to the Executive and to the Co-Chair and Chief Operating Officer, Warner/Chappell Music (which position is initially to be filled by Carianne Marshall). The Executive shall serve as a director of the Company and of such Group Companies that are notified to the Executive by the Board from time to time.

1.3	The Executive’s continuous employment shall commence on the Commencement Date (as defined in clause 2.1 below).

1.4

The Executive confirms, represents and warrants that the Executive is not bound by or subject to any agreement, arrangement, court order obligation or undertaking which in any way restricts or prohibits the Executive from entering into, or performing the Executive’s duties under this Agreement, other than those disclosed to the Company.

2.	TERMS OF THE EMPLOYMENT

2.1	This Agreement shall commence on 1 April 2019 (“Commencement Date”) and, subject to clause 11 below, shall continue for an initial period of five years (the “Term”) (“the Employment”).

2.2

The Company is not obliged to provide the Executive with work and it may, subject to clause 9.4 below, in respect of all or part of any unexpired Term or period of notice, suspend the Executive on garden leave and require the Executive:

2.2.1	not to perform the Executive’s duties;

2.2.2	to abstain from contacting any Company or Group Company clients, artists, producers, composers, songwriters, employees, consultants, supplier or agents (save for purely social contact);

2.2.3	not to enter Company or Group Company premises without the consent or at the request of the Company;

2.2.4	to resign from any office(s) in the Company and/or any Group Company; and/or

2.2.5	to return to the Company all documents and other property belonging to the Company and/or any Group Company;

provided always that the Executive will not be placed on garden leave for any period or periods exceeding six (6) months in aggregate.

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2.3	The Employment and entitlement to salary and benefits (including the bonus specified at clause 4.3 below) shall continue during any period of garden leave.

2.4

Subject to clause 11.1 below (pursuant to which the Company reserves the right to terminate the Employment without notice or payment in lieu of notice), the Company reserves the right, at any time, at its sole discretion, to terminate the Employment without notice by making a payment to the Executive equivalent to:

2.4.1	18 months’ salary;

2.4.2	any accrued but unpaid bonus for the financial year prior to the year in which the Employment terminates; and

2.4.3

pro-rata bonus for the year in which the Employment terminates, which shall be considered (and paid) at the same time that bonuses are considered (and paid) for other senior executives for the relevant financial year;

(together the “Severance Payment”). If payable, the Severance Payment will be paid to the Executive as a lump sum, less statutory deductions, within 28 days of the date the Employment ends (save in respect of any bonus payable under clause 2.4.3 above, which if payable, will be paid as set out in clause 2.4.3 above). It is agreed that the Severance Payment will not be reduced by reason of mitigation (and that the Executive shall have no obligation to seek to mitigate the Executive’s loss) and the Executive shall not be required to pay to the Company or offset any sums received from any new employment or engagement. The Executive shall sign whatever documentation the Company may reasonably require in order to ensure that the Executive accepts the Severance Payment in full and final settlement of any claims the Executive may have against the Company or any Group Company.

2.5

The Executive agrees that, during any period of notice, the Executive will give to the Company all such assistance and co-operation in effecting a smooth and orderly handover of the Executive’s duties as the Company may reasonably require.

2.6

The Company may, during any period of notice, appoint a person to perform the Executive’s duties jointly with the Executive, or during any period of suspension pursuant to clause 13 below, to perform all or some of the Executive’s duties in the Executive’s place (and for the avoidance of doubt, the Company confirms that in such circumstances, the Executive shall not be responsible for the actions or omissions of such other person so appointed).

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2.7

Upon termination of the Executive’s employment by the Company pursuant to clause 2.4 above, by the Executive pursuant to clause 11.2 below or in the event of a Qualifying Non-Renewal pursuant to client 11.3 below, neither party shall make any public statement or announcement concerning such termination without prior good faith consultation with the other party.

3.	DUTIES AND LOCATION

3.1	During the Employment:-

3.1.1

the Executive shall report to the CEO, Warner Music Group or the Chief Operating Officer of Warner Music Group (if such officer is appointed) as Warner Music Group may determine in its sole reasonable discretion, provided that the Executive and Co-Chair and Chief Operating Officer, Warner/Chappell Music, shall at all times report to the same senior executive officer. The Executive shall perform and observe such duties and restrictions and shall conduct and manage such of the affairs of the Company as may from time to time be reasonably required of the Executive by the Board and which are consistent with the Executive’s status, seniority, skills and expertise and commensurate to the Executive’s role;

3.1.2	the Executive shall at all times comply with the Executive’s duties as a director as set out in any relevant legislation;

3.1.3

the Executive shall well and faithfully serve the Company to the best of the Executive’s abilities and carry out the Executive’s duties in a proper, competent and efficient manner and in willing co-operation with others;

3.1.4	the Executive shall use the Executive’s reasonable endeavours to promote, and at all times act in the best interests of the Company and/or any Group Company;

3.1.5

the Executive shall notify the person to whom the Executive reports (or such person as is requested by the Company from time to time) immediately on becoming aware of any actual or potential data security breach and shall take such steps as may be reasonably required and/or reasonably requested by the Company to remedy such breach;

3.1.6

save as hereinafter provided, unless prevented by illness or accident and except during holidays provided for under clause 6 below, the Executive shall devote the whole of the Executive’s time, attention and ability to the

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Executive’s duties under this Agreement during normal working hours and at such other times as may be reasonably required by the needs of the Company or any Group Company or the nature of the Executive’s duties and the Executive shall not be entitled to receive any additional remuneration for work outside the Executive’s normal working hours i.e. 9.30am to 6pm, Monday to Friday; and

3.1.7

except with the prior written consent of the Company, the Executive will not have any direct or indirect interest, whether as an agent, beneficiary, consultant, director, employee, partner, proprietor, shareholder, in any trade, business or occupation whatsoever other than the business of the Company or any Group Company, provided that the Executive shall not be precluded from personally, and for Executive’s own account as a passive investor, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for the Executive’s own benefit, except that the Executive’s rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of the Company or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than three percent (3%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange, except with the Company’s prior written consent, which shall not be unreasonably withheld. Further, the Executive shall be entitled to serve on the board of charitable organisations, provided that each appointment is approved in advance by the Company.

3.2

The Company may at its absolute discretion at any time and from time to time upon written notice to the Executive require the Executive to take as soon as practicable all steps necessary to fully and effectively relinquish the whole or any part of any interest in respect of the holding of which the Company has at any time given its prior written consent under clause 3.1.7 above if the Company or any Group Company reasonably considers that it is not in the best interests of the Company or any Group Company for the Executive to continue to hold that interest.

3.3

Regulation 4(1) of the Working Time Regulations 1998 (“WTR”) provides that a worker’s average working time, including overtime, must not exceed 48 hours for each seven day period (to be averaged over a period of 17 weeks) unless the worker agrees that this regulation will not apply to the Executive’s employment. In accordance with Regulation 5 of the WTR, the Executive agrees that Regulation 4(1) will not apply to the Employment. At any time during the Employment, the Executive or the Company may give three (3) months’ prior written notice that the opt-out in this clause will cease to apply with effect from the expiry of said notice.

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3.4

Prior to the Relocation, the Executive will work at the principal office of the Company or anywhere else within Greater London where the principal office of the Company is located. The Executive will be reasonably required to travel and work outside the UK from time to time (for the purposes of business visits) and it is anticipated and agreed that the Executive will spend an average of ten working days per month (calculated annually) of the Executive’s time working from Warner/Chappell Music’s office in Los Angeles, California. When the Executive is working from Warner/Chappell Music’s offices in Los Angeles, California in accordance with this clause 3.4, the Executive will be provided with an office and assistant services will also be provided to the Executive (and for the avoidance of doubt, the Executive shall have a dedicated assistant in the UK whilst the Executive is based in the UK but will not have a dedicated assistant in Los Angeles, California until the Relocation, when a dedicated assistant will be appointed in Los Angeles, California). For the avoidance of doubt, whilst the Executive is based in the United Kingdom, he will not be required to spend more than 183 days per year in the United States.

4.	REMUNERATION AND EXPENSES

4.1

Subject to clause 4.9 below, the Company shall pay and the Executive shall accept a salary at the rate of £1,365,000 per annum, such salary to accrue from day to day and to be paid less statutory and voluntary deductions by equal monthly instalments in arrears on or about the last day of every month by bank transfer or by cheque at the Company’s option.

4.2

The Company agrees to review the Executive’s salary and bonus target in good faith no later than three (3) years after the commencement of the Executive’s employment with the Company, provided that any increase of the Executive’s salary or bonus target shall remain in the Company’s sole discretion and the Company shall have no obligation to increase the Executive’s salary or bonus target at such time.

4.3

The Executive may be eligible, at the sole discretion of the Company, to receive an annual bonus in respect of each financial year completed during the Employment (and a pro-rata bonus for the financial year in which the Executive joins the Company). The Company’s financial year is currently 1 October to 30 September, but is subject to change at the Company’s discretion. The Executive’s “target” bonus will be £1,365,000 (“Target Bonus”) although depending on performance the actual bonus award may be either more or less than the Target Bonus at the Company’s sole discretion. The criteria to be

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achieved in each year for the Target Bonus level to be met will be based on factors such as Warner/Chappell Music’s, Warner Music Group’s and the Executive’s performance and will be notified to the Executive each year. Subject to clause 2.4 above, no bonus, including for the avoidance of doubt any alleged pro rata entitlement to bonus, will be payable if, on the bonus payment date, the Executive is no longer employed by the Company or any Group Company or has given or received notice to terminate the Employment save for any accrued but unpaid bonus due in respect of any previous financial year. Any bonus will be paid less statutory deductions.

4.4	The Executive will be paid a sign-on bonus of £136,500, less statutory deductions, which will be paid in the first available payroll after the Commencement Date.

4.5

The Executive shall be reimbursed all reasonable expenses properly and necessarily incurred by the Executive in the performance of the Executive’s duties upon production of vouchers in respect of them or if vouchers are not readily available upon other evidence satisfactory to the Company of payment of such expenses, provided that such expenses shall be subject to the Company’s normal policy and budgetary disciplines, as detailed in the Company’s Travel and Entertainment Policy as amended from time to time. In relation to international flights, it is agreed that in exceptional circumstances and where business needs so require, the Executive will be eligible to travel first class, provided that this is approved in advance by the CEO, Warner Music Group.

4.6

The Executive will be provided with a mobile telephone (and laptop) with internet access and email facility and the Company will meet all rental, replacement, maintenance and call charges reasonably incurred.

4.7

The Company retains the express right to deduct from time to time during the Employment any overpayments or advances or any other sums due from the Executive to the Company or any Group Company from any monies due to the Executive, provided that the Company shall give the Executive seven days prior notice of any such deduction.

4.8

If, during the Term, Warner Music Group establishes a new long-term incentive plan or programme (a “New LTIP”) in which executives of the Warner Music Group or the Company at the Executive’s level are eligible to participate, the Warner Music Group shall, in good faith, offer the Executive the opportunity to participate in such New LTIP in accordance with the terms and conditions or such plan or programme.

4.9

The Company has agreed with the Executive that the Executive’s annual salary (in clause 4.1 above) will be $1,750,000, the Executive’s Target Bonus (in clause 4.3 above) will be $1,750,000, the sign-on bonus (in clause 4.4 above) will be $175,000 and the maximum for the Relocation costs (in clause 5.8 below) shall be $300,000. For the

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purposes of the Employment (that is, under this Agreement), these sums will be paid in pounds sterling and it is agreed that these numbers have therefore been converted to pounds sterling. The Company confirms that it will review the exchange rate on a quarterly basis, acting in good faith, and will adjust the amount payable in pounds sterling in clauses 4.1 above and clause 4.3 above of this Agreement) upwards or downwards if the previous exchange rate used has become materially (that is, ignoring de minimis differences) unfavourable or favourable to the Executive, taking into account the average daily exchange rate over the previous quarter, provided always that it is agreed that the Executive will not in any event be paid more than the agreed dollar amounts (as set out in this clause 4.9).

4.10

This Agreement is intended to be exempt from or comply with Section 409A of the (US) Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder (collectively, “Section 409A”) and will be so interpreted. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in (US) Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and (US) Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of (US) Treas. Reg. Section 1.409A-1 to A-6. To the extent section 409A is applicable, references under this Agreement to a termination of the Employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if any payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with (US) Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement (including each installment of any payment to be made in two or more installments), shall be designated and treated as a “separate payment” within the meaning of Section 409A.

5.	ADDITIONAL BENEFITS

5.1

Subject to the rules and eligibility requirements of the scheme from time to time in force, the Executive will be covered by life assurance of four times annual basic salary, subject to HM Revenue & Customs limits.

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5.2

Subject to the rules and eligibility requirements of the scheme from time to time in force, the Executive, the Executive’s partner and the Executive’s dependent children (determined in accordance with the scheme rules) are entitled to Company paid private and dental medical insurance. Full details will be sent to the Executive upon registration with the scheme.

5.3

Subject to the rules and eligibility requirements of the scheme from time to time in force and to the Executive’s health not being such as to prevent the Company from being able to obtain cover on reasonable terms, the Executive will be eligible to participate in any disability benefits scheme from time to time operated by the Company, subject to the Executive qualifying in accordance with its rules. The provision of disability benefits is without prejudice to the Company’s right to terminate the Employment pursuant to this Agreement or obligations to make payments to the Executive in such event.

5.4

It is acknowledged that the Executive has applied for Fixed Protection and the Executive has confirmed that the Executive is not able to be a member of the Company pension scheme. The Executive therefore confirms that he will opt-out of the Company pension scheme when invited to join by reason of auto-enrolment rules. It is therefore agreed that the Company will pay to the Executive a sum of £20,000 per annum in lieu of the Company contribution to the pension scheme. This will be paid as a cash allowance each month, less statutory deductions, provided always that the overall cost to the Company of the cash allowance should be no more than the cost that it would have incurred had the Company pension contributions continued (and in particular, taking into account employer’s national insurance payable on the cash sum, which the Company shall be entitled to deduct from the sums paid to the Executive under this clause). In the event that as a matter of policy such cash allowance in lieu of pension is increased generally by the Company for senior executives, the Executive will be entitled to benefit from such increase.

5.5

The Company will pay the Executive an annual car allowance of £15,000 per annum. This is a taxable benefit. The Executive will receive this allowance monthly at the rate of £1,250 per month, less statutory deductions, with his salary payment. The car allowance is made on the understanding that the sum will cover the following:

5.5.1	to insure the Executive’s vehicle to cover business use;

5.5.2	the cost of the maintenance and servicing of the Executive’s vehicle;

5.5.3	the cost of accident breakdown cover and an alternative vehicle if the Executive’s car is off the road for whatever reason; and

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5.5.4	all petrol for private use (including travelling between home and office).

Petrol expenses for business use may be reclaimed at the rate of 45p per mile.

In line with the Company’s right to amend the car scheme, the Company also reserves the right to withdraw this benefit with reasonable notice provided that the Company shall provide the Executive with a replacement scheme of an equivalent level of benefit (to the Executive).

5.6	The Executive will be provided (at the Company’s cost) with a car parking space for the Executive’s use close to the Company’s principal office.

5.7

The Executive shall be eligible to benefit from such additional employee benefit schemes as are offered to other Company executives of equivalent status and as are detailed to the Executive by the Company hereafter.

5.8

The Company will pay directly to the provider or reimburse to the Executive the Executive’s reasonable costs in connection with the Relocation, in accordance with its policy from time to time in force and subject to a maximum net contribution of £234,000 to be divided in the Company’s discretion (acting reasonably) between the relevant categories in the Company’s policy (as set out below) such that if costs are not incurred by the Executive in respect of one category, they cannot be used against another category without the Company’s prior consent (“the Relocation Costs”). Such assistance shall include school search assistance, two trips to Los Angeles for the Executive, the Executive’s partner and dependent children to search for housing and temporary accommodation for a reasonable period prior to the Executive moving into the Executive’s new home, shipping of household goods, reasonable travel associated with the Relocation, home sale assistance (if required) in respect of the Executive’s main residence in the UK and home purchase assistance in or around the greater metropolitan Los Angeles area subject to production by the Executive of proof of purchase where appropriate and subject to the Executive using the Company’s provider, where the Company so requests. The Company will gross up the Relocation Costs such that the Executive is left with an amount, which after payment of tax and national insurance and/or social security costs, is equivalent to the Relocation Costs. Further, it is agreed that if the Executive gives notice (other than as a result of a fundamental breach of the terms of this Agreement by the Company, which entitles the Executive to resign without notice and claim constructive dismissal) or the Executive is dismissed pursuant to clause 11.1 below, the Executive will promptly repay to the Company an amount equal to (i) 100% of the Relocation Costs, together with the amount of any gross up on the Relocation Costs paid by the Company, if the Employment ends prior to the first anniversary of the

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Relocation Date; or (ii) 50% of the Relocation Costs, together with the amount of any gross up on the Relocation Costs paid by the Company, if the Employment ends on or after the first anniversary of the Relocation Date but prior to the second anniversary of the Relocation Date.

5.9

The Company shall provide reasonable professional assistance to the Executive in obtaining and maintaining the appropriate work permit and/or visa for the Executive in the USA and visas for the Executive’s partner and dependent children provided always that if the Executive gives notice (other than as a result of a fundamental breach of the terms of this Agreement by the Company, which entitles the Executive to resign without notice and claim constructive dismissal) or the Executive is dismissed pursuant to clause 11.1 below a) before the legal and administrative process in relation to the work permit and/or visas has been initiated by the Company, the Company shall be under no obligation to obtain a work permit and/or visas for the Executive, the Executive’s partner and/or the Executive’s dependent children and/or to pay any fees associated with such process and the Executive shall be solely responsible for obtaining such work permit and/or visas; or b) if the legal and administrative process has been initiated as at the date that the Executive so resigns or is terminated (pursuant to clause 11.1 below), the Company shall cease providing such assistance and the Executive will be solely responsible for maintaining and/or for any fees for the work permit and/or visa for the Executive in the USA and visas for the Executive’s partner and dependent children. The Executive shall not be in breach of this Agreement and shall not be required to proceed with the Relocation if the Executive, acting reasonably and in good faith, is unable to obtain and maintain the appropriate US work permits and/or visas for the Executive and the Executive’s partner and dependent children.

5.10

During the Term and for one year after the Term, and subject to the Executive using an advisor or advisors nominated by the Company (acting reasonably and in good faith), the Company will pay the Executive’s reasonable accountancy costs incurred in each year in respect of the preparation of the Executive’s annual tax return in the UK and the United States of America.

5.11

In addition, the Company will, subject to the Executive using an advisor or advisors nominated by Company (acting reasonably and in good faith), pay the Executive’s reasonable costs in relation to Executive’s tax planning relating to the Executive becoming a taxpayer in both the UK and in the Unites States of America.

5.12	The Company will provide assistance to the Executive with the filing of the Executive’s tax returns in each year in the UK and US, so long as the Executive uses the Company’s provider.

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5.13

The Company confirms that it has Directors’ and Officers’ Liability insurance in place, which will cover the Executive in respect of any directorship held by the Executive in the Company or any Group Company and for six years following the termination of his employment, subject always to the terms of the policy from time to time in force and subject to the Company being able to obtain such insurance at a reasonable cost. In the event that it becomes too expensive to maintain such cover (and it is withdrawn from other Company executives at a similar level to the Executive at the same time), the Company shall consult with the Executive in good faith as to whether the Company should provide an indemnity to the Executive, in lieu of such insurance.

5.14

The Company confirms that the Executive will be provided with an executive assistant of the Executive’s choosing (acting in good faith and in accordance with the Company’s policies) to assist the Executive in performing the Executive’s duties under this Agreement.

6.	HOLIDAYS AND HOLIDAY PAY

6.1

In addition to all UK bank and other public holidays, the Executive shall be entitled to 27 working days’ holiday during each calendar year. The Company may at its sole discretion close its offices between December 24 and January 1 and any such days not being public holidays shall be deducted from the Executive’s holiday entitlement. Holiday is to be taken at such time or times as is convenient to the Company’s business and as approved by the Board, such consent not to be unreasonably withheld.

6.2

During the calendar years in which the Employment commences and terminates, the Executive shall be entitled to such annual holiday entitlement as accrued under the Company’s annual holiday policy, provided that in the event of the Employment being terminated by the Company as a result of the Executive’s gross misconduct the Executive shall not be entitled, if otherwise appropriate, to salary in lieu of any outstanding holiday entitlement, save as required by law.

7.	ILLNESS/INCAPACITY

7.1

Subject to the terms of any critical illness policy in place, if the Executive is absent through illness, accident or other incapacity the Executive, or someone acting for the Executive, shall advise the Company in accordance with the policies set forth in its Employee Handbook. Provided that the Executive complies with such policies and without prejudice to the Company’s right to terminate this Agreement under clause 2 above and 11 below, the Executive shall be entitled to the Executive’s salary at the full rate for up to 180 working days’ continuous absence or periods of absence totalling 180 working days in any period of 12 months and thereafter the salary shall be payable at

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such rate (if any) as the Company shall in its discretion allow, provided that there shall be deducted from any salary paid or payable under this clause 7.1 any Statutory Sick Pay, Social Security, Sickness, Insurance or other benefits recoverable by the Executive (whether or not recovered). The Company confirms that it will comply with the Access to Medical Reports Act 1988.

7.2	For Statutory Sick Pay purposes, the Executive’s qualifying days shall be the Executive’s normal working days.

8.	DISMISSAL AND DISCIPLINARY RULES AND GRIEVANCE PROCEDURES

The dismissal, disciplinary and grievance procedures applying to the Employment may be found in the Company’s Employee Handbook. If the Executive is dissatisfied with a disciplinary decision relating to the Executive or any decision to dismiss the Executive, the Executive should apply in accordance with the procedure set out in the company’s dismissal and disciplinary policy in writing to Warner Music Group’s EVP, Human Resources. If the Executive wishes to seek redress of any grievance relating to the Employment, the Executive should apply in accordance with the procedure set out in the Company’s grievance procedure in writing to Warner Music Group’s EVP, Human Resources. Further details are given in the relevant procedures, which for the avoidance of doubt do not form part of the Executive’s terms and conditions of Employment.

9.	RESTRICTIVE COVENANTS

9.1

During the Employment and for a period of 6 (six) months following its termination, the Executive will not, in competition with the Company, either directly or indirectly, without the prior written consent of the Company, act as a consultant, employee or officer or in any other capacity or be otherwise interested in (save that the Executive may hold up to 5% of any class of securities quoted or dealt in on a recognised investment exchange or 20% of any class of securities not so dealt) any Competitive Entity. For the purposes of this clause 9.1, “Competitive Entity” shall mean any business which, at the date of the termination of the Employment, competes or is actively preparing to compete with any business carried on by the Company or any Group Company in which the Executive has been materially involved during the 12 months prior to the termination of the Employment.

9.2

During the Employment and for a period of 12 months after its termination, in connection with the carrying on of any business similar to the business of the Company or any Group Company, either on the Executive’s own behalf or on behalf of any other person, firm or entity, the Executive will not directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any Group Company any Key Employee.

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For these purposes, “Key Employee” means any Company or any Group Company employee working (i) in a management capacity; (ii) in an A&R capacity (excluding A&R scouts or junior or clerical staff); or (iii) in sales or marketing (excluding junior or clerical staff)], and with whom the Executive had material dealings during the 12 month period prior to the termination of the Employment.

9.3

During the Employment and for a period of 12 months after its termination, in connection with the carrying on of any business similar to the business of the Company or any Group Company, either on the Executive’s own behalf or on behalf of any other person, firm or entity, the Executive will not directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any Group Company any Client. For these purposes, “Client” means any artist (including a duo or group), producer, publisher, composer or songwriter exclusively contracted to provide services to the Company or any Group Company or where such contract was being negotiated with the Company or any Group Company and with whom the Executive had material dealings during the 12 month period prior to the termination of the Employment.

9.4

The duration of the above restrictions will be reduced by any period of garden leave (as defined at clause 2.2 above). It is agreed that the Executive will not be placed on garden leave for a period or periods in aggregate exceeding six months.

9.5

Whilst the parties acknowledge and agree that each of the restrictions contained in this clause 9 is reasonable in all the circumstances, it is agreed that if any one or more of such restrictions either taken by itself or themselves together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or limited in a particular manner then the restrictions set out in this clause 9 will apply with such deletions, restrictions or limitation as the case may be.

9.6

The Executive agrees that each of the restrictions set out in this clause 9 constitute entirely separate, severable and independent restrictions on the Executive. The Executive acknowledges that the Executive has had the opportunity to receive independent legal advice on the terms and effect of the provisions of this Agreement, including the restrictions above.

10.	CONFIDENTIALITY

10.1

Without prejudice to any other duty implied by law or equity, the Executive shall not during the Employment (except in the proper course of the Executive’s duties) nor at any time after the termination of this Agreement utilise for the Executive’s own purposes

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or divulge or publish to any person whomsoever or otherwise make use of any trade secret or any other confidential information concerning the Company or any Group Company including without limitation relating to its or their business, human resources function, management or finances of any of its or their dealings, transactions, affairs, artists, producers, composers, songwriters, clients, suppliers, agents, employees or consultants which may have come to the Executive’s knowledge during or in the course of the Employment with the Company or any Group Company (whether prior to the commencement of this Agreement or not) and shall use the Executive’s reasonable endeavours (but not so as to personally incur any costs) to prevent the publication or disclosure by others of any such trade secret or confidential information, provided that the foregoing shall not apply to confidential information which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive and/or information which does not belong to the Company but rather, forms part of the Executive’s skill and knowledge or as may be reasonably necessary for the Executive to take advice from the Executive’s professional advisers (provided always that the Executive procures that such professional advisers comply with the terms of this clause 10.1) or as may be required by law.

10.2	Nothing in this clause 10 shall prevent the Executive making a “permitted disclosure” in accordance with the Employment Rights Act 1996 (as amended by the Public Interest Disclosure Act 1998).

11.	TERMINATION IN SPECIFIC CASES

11.1

Without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, the Company may terminate this Agreement at any time without notice or pay in lieu of notice for “Cause” as set out below:

11.1.1

if the Executive shall be in serious or repeated breach of any of the Executive’s material obligations under this Agreement, provided that if such breach (or breaches) is capable of cure, the Executive has first received a formal notice in writing in respect of a previous breach(es) and been given a reasonable opportunity to cure such breach(es);

11.1.2

if the Executive shall refuse to carry out any lawful and reasonable order given to the Executive in the course of the Employment or shall fail diligently to attend to any of the Executive’s duties, provided always that if such refusal or failure is capable of cure, the Executive has first received a formal notice in writing in respect of such refusal or failure and has been given a reasonable opportunity to correct such refusal or failure;

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11.1.3	if the Executive commits any financially dishonest or fraudulent act in relation to the Company or any Group Company;

11.1.4	if the Executive shall be convicted of any criminal offence which is punishable by imprisonment (other than a road traffic offence for which a penalty of imprisonment is not imposed);

11.1.5	if the Executive is guilty of gross misconduct or of any other conduct which brings or is likely to bring serious professional discredit to the Company or any Group Company or to the Executive;

11.1.6	if the Executive has failed to promptly report a serious data security breach in breach of the Company’s data protection policy from time to time in force of which the Executive is aware;

11.1.7

notwithstanding the actual or expected provision of disability benefits, if the Executive has at any time become or is unable properly to perform the Executive’s duties under this Agreement by reason of ill-health or accident either for a continuous period of 26 weeks or for periods aggregating 26 weeks in any consecutive period of 52 weeks, provided always that the Company shall not be entitled to terminate the Executive’s employment under this clause 11.1.7 if the Executive is in receipt (or likely to be in receipt in the near future) of payment from a permanent health or similar scheme provided by the Company and such termination would disentitle him from receiving such benefits;

11.1.8

notwithstanding the actual or expected provision of disability benefits, if the Executive shall become of unsound mind or a patient for the purpose of any statute relating to mental health, provided always that the Company shall not be entitled to terminate the Executive’s employment under this clause 11.1.8 if the Executive is in receipt (or likely to be in receipt in the near future) of payment from a permanent health or similar scheme provided by the Company and such termination would disentitle him from receiving such benefits;

11.1.9

if a petition or application for an order in bankruptcy (including for a voluntary arrangement) is presented by or against the Executive or any person (including the Executive) becomes entitled to petition or apply for any such order;

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11.1.10

if the Executive shall have a disqualification order (as defined in Section 1 of the Directors Disqualification Act 1986) made against the Executive or otherwise becomes prohibited by law from being a company director; and/or

11.1.11	if the Executive resigns of the Executive’s own choice as a director of the Company or is removed as a director by resolution of the Board of shareholders of the Company.

11.2

For purposes of this clause 11.2, the Company shall be in breach of its obligations to the Executive under this Agreement if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a material reduction in the Executive’s title, authority or responsibilities as set out in clause 1.1 above has been put into effect; (B) the Company fails to pay to the Executive any monies due under this Agreement in accordance with applicable law; (C) the Company requires the Executive to relocate the Executive’s primary residence outside of Greater London in order to perform the Executive’s duties to the Company under this Agreement (other than requiring the Executive to proceed with the Relocation); (D) the Executive shall have been required to report to anyone other than as provided in clause 3.1.1 above; (E) the Company assigns its rights and obligations under this Agreement in contravention of the provisions of clause 14 below.

The Executive may exercise his right to terminate the Employment and this Agreement for Good Reason pursuant to this clause 11.2 by giving notice to the Company in writing specifying the Good Reason for termination within ninety (90) days after the occurrence of any such event constituting Good Reason, otherwise the Executive’s right to terminate the Employment by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed (but not with respect to the subsequent occurrence of the same or similar or any other Good Reason). Any such termination in compliance with the provisions of this clause 11.2 shall be effective thirty (30) days after the date of the Executive’s written notice of termination, except that if the Company shall cure such specified Good Reason within such thirty-day period, the Executive shall not be entitled to terminate the Employment by reason of such specified Good Reason and the notice of termination given by the Executive shall be null and void and of no effect whatsoever. The Company shall not be entitled to any cure rights provided under this clause for or with respect to its second or subsequent commission of the same Good Reason within a twelve (12) month period.

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If this Agreement is terminated by the Executive for Good Reason, the Company shall pay to the Executive the Severance Payment in accordance with clause 2.4 above.

11.3

If the event of a “Qualifying Non-Renewal”, the Company shall pay to the Executive the Severance Payment set out in clause 2.4 above, save that the amount of salary payable under clause 2.4.1 above shall be 12 months (not 18 months) and in relation to clause 2.4.3 above, the Company shall give good faith consideration only to payment of a pro-rata bonus in respect of the year of termination.

A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) the Company declines to offer the Executive continued employment with the Company or one of its affiliates or (ii) the Company offers the Executive continued employment with the Company or one of its affiliates for a term of less than an additional three (3) years or with a title or salary or target bonus amount lower than the Executive’s title, salary or target bonus amount, respectively, as in effect on the last day of the Term, and the Executive declines such offer and elects to terminate the Employment with the Company.

11.4	On the termination of the Employment for whatever reason, the Executive shall immediately resign from all offices and directorships held by the Executive in the Company or in any Group Company.

11.5

For the avoidance of doubt, any termination of the Employment shall be without prejudice to the Executive’s entitlement to receive any salary and bonus (if any) accrued but unpaid as at the date of termination, to reimbursement of any expenses (in accordance with clause 4.4 above) and to any entitlement pursuant to clause 2.4 above.

12.	ASSIGNMENT OF COPYRIGHT & OTHER INTELLECTUAL PROPERTY RIGHTS

12.1

If at any time during the Employment (whether or not during working hours or using the Company premises or resources, and whether or not recorded in material form), the Executive discovers, or participates in the discovery of, any invention or improvement upon or addition to an invention which relates to, is applicable to or reasonably capable of being used in the business carried on by the Company or any Group Company (“Invention”), the Executive shall immediately give to the Company full written details of the Invention. The Executive shall keep confidential all information relating to the Invention.

12.2	The Executive acknowledges that all intellectual property rights in:

12.2.1	Inventions and all materials embodying them; and

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12.2.2	all other materials whatsoever and in whatever form,

prepared by or contributed to by the Executive during the Employment shall automatically, on creation, belong to the Company absolutely to the fullest extent permitted by law. To the extent that any intellectual property rights do not vest in the Company automatically, the Executive holds them on trust for the Company. For the purposes of this Agreement, intellectual property rights means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.)

12.3

The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which the Executive has or will have in any existing or future works and materials referred to in this clause 12.

12.4

The Executive agrees promptly at any time, whether during or after the Employment, at the reasonable cost of the Company, to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 12.

13.	SUSPENSION

The Company retains the right to suspend the Executive from the Employment on full salary at any time for a reasonable period (which will usually not exceed 28 days) to investigate any matter in respect of potential serious or gross misconduct in which the Executive is implicated or involved (whether directly or indirectly), based on the Company’s reasonable belief, acting in good faith.

14.	ASSIGNMENT

The benefit and burden of this Agreement (without alteration or amendment) may be assigned by the Company to any Group Company, provided that the Company shall remain liable hereunder unless and until the relevant Group Company enters into a direct covenant to perform the Company’s obligations hereunder and the Executive agrees to execute any consent required of the Executive for the purposes of such

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assignment. References in this Agreement to the Company shall, unless the context otherwise requires, include references to any such assignee for the time being. For the avoidance of doubt, this Agreement (including all rights under it) is not assignable by the Executive.

15.	EXECUTIVE’S OBLIGATIONS ON TERMINATION OF THE EMPLOYMENT

Upon the termination of the Employment, the Executive shall:-

15.1	forthwith deliver up to the Company all correspondence, drawings, documents and other papers together with all other property belonging to the Company or any Group Company; and

15.2	not at any time represent himself still to be connected with the Company or any Group Company.

16.	EFFECT OF TERMINATION

The termination of this Agreement shall not operate to affect such of its provisions as are expressed to operate or have effect after such expiration or determination and shall be without prejudice to any other rights or remedies of the parties.

17.	COLLECTION & EXCHANGE OF PERSONAL INFORMATION

17.1

The Executive acknowledges that the Company will from time to time process data that relates to the Executive for the purposes of the administration and management of the Company, in order to comply with applicable procedures, laws and regulations, and for other legitimate purposes.

17.2	The Executive agrees to comply with the Company’s data protection policy when processing other people’s data.

18.	SEARCH

Solely in the event that the Company (acting in good faith) has good reason to believe that the Executive is acting in breach of the material terms of this Agreement, the Company reserves the right to search the Executive’s person, vehicle and property while on or departing from the Company’s premises.

19.	WRITTEN NOTICE

Any written notice required to be served under or pursuant to this Agreement shall be deemed duly served if in the case of notice to the Company it is sent by recorded delivery

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to or left at the Company’s registered office and in the case of notice to the Executive if handed to the Executive personally or sent by recorded delivery or ordinary first class letter post to the Executive’s last known residential address in the United Kingdom with copies sent to Carroll, Guido & Groffman, 5 Columbus Circle, 20th Floor, NY 10019, attn: Michael Guido, Esq. and to Russells, Yalding House, 152-156 Great Portland Street, London W1W 5QA, attn: Gavin Maude and any notices so sent shall be deemed to have been received and served when the same should have been received in the ordinary course of such delivery or post.

20.	INTRANET

Company policies applying to the Executive are available for inspection on the Company’s intranet and the general terms and conditions of employment appearing therein shall apply to the Executive except where the terms contained on the Company’s intranet are inconsistent with the provisions of this Agreement, when the provisions of this Agreement shall apply.

21.	EMAIL/INTERNET POLICY & PROCEDURE

The Executive agrees to become familiar with and comply fully with the terms of the Company’s E-mail and Internet Policy and Procedure as amended from time to time and the Executive acknowledges that action such as monitoring, intercepting, reviewing and/or accessing any communication facilities provided by the Company or any Group Company that the Executive may use during the Employment is necessary for the Company’s or any Group Company’s lawful business practice.

22.	WMG CODE OF CONDUCT

The WMG Code of Conduct sets out the Company’s commitment to carrying out business in a responsible manner. The Executive agrees to become familiar and adhere with the principles set forth in the WMG Code of Conduct, which the Company can amend from time to time.

23.	WRITTEN PARTICULARS

This Agreement contains the written particulars of employment which the Executive is entitled to receive under the provisions of Part 1 of the Employment Rights Act 1996.

24.	POWER OF ATTORNEY

The Executive hereby irrevocably and by way of security appoints each other director of the Company from time to time, jointly and severally, to be the Executive’s attorney

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in the Executive’s name and on the Executive’s behalf and as the Executive’s act and deed to sign, execute and do all acts, things and documents which the Executive is obliged to execute and do under the provisions of this Agreement (including, but not limited to clauses 2.2.4, 11.4 and 12.4 above) and the Executive hereby agrees immediately on the reasonable request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in the pursuance of this power.

25.	PREVIOUS AGREEMENTS

This Agreement (and the Agreement between Warner/Chappell Music, Inc. and the Executive of even date) contains the whole agreement and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it.

26.	GOVERNING LAW AND JURISDICTION

The validity, construction and performance of this Agreement and any claim, dispute or matter arising under or in connection with it or its enforceability will be governed by and construed in accordance with English law. Each party irrevocably submits to the non-exclusive jurisdiction of the English courts.

27.	DEFINITIONS

For the purposes of this Agreement:

27.1

“Group Company” means any holding company of the Company and any subsidiary of the Company or of any such holding company each as defined by section 1159 Companies Act 2006, and references to “Group” shall be construed accordingly.

27.2	“Board” means the board of directors of the Company from time to time or any committee of the Board to which powers have been properly delegated, including without limitation a remuneration committee.

IN WITNESS whereof the duly authorised representative of the Company has hereunto set its hand and the Executive has hereunto set the Executive’s hand the day and year first above written.

EXECUTED AS A DEED BY

WARNER/CHAPPELL MUSIC LIMITED acting by:

Director	/s/ Roger D. Booker

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Witness signature	/s/ K. Logan

Name	K. Logan

Address	27 Wrights Lane
London
W8 5SW

Occupation	Solicitor

EXECUTED AND DELIVERED
AS A DEED by
GUY MOOT	/s/ Guy Moot
in the presence of:

Witness signature	/s/ Gavin Maude

Name	Gavin Maude

Address	Yalding House, 152-156 Great Portland St
London W1W 5QA

Occupation	Solicitor

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ACCEPTED AND AGREED INSOFAR AS IT CONCERNED
WARNER/CHAPPELL MUSIC INC. acting by:

Director	/s/ Paul Robinson

Witness signature	/s/ Maria Osherova

Name	Maria Osherova

Address	17 Pencombe Mews
London W11 2RZ

Occupation	EVP HR